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           AMERICAN TOWER CORPORATION DE MEXICO, S. de R.L. de C.V.


                   MATC HOLDINGS MEXICO, S. de R.L. de C.V.


                          MATC TV, S. de R.L. de C.V.

                        ______________________________


                               CREDIT AGREEMENT

                         Dated as of December 22, 2000


                       ______________________________


                        TORONTO DOMINION (TEXAS), INC.,
                            as Administrative Agent


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

                               TABLE OF CONTENTS

          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

Section 1.  Definitions and Accounting Matters...........................   1
  1.01  Certain Defined Terms............................................   1
  1.01  Accounting  Terms and Determinations.............................  10
  1.02  Types of Loans...................................................  10

Section 2.  Commitments, Loans, Notes and Prepayments....................  10
  2.01  Loans............................................................  10
  2.02  Borrowings.......................................................  11
  2.03  Commitment Reductions and Termination............................  11
  2.04  Commitment Fee...................................................  11
  2.05  Lending Offices..................................................  11
  2.06  Several Obligations; Remedies Independent........................  11
  2.07  Notes............................................................  11
  2.08  Optional Prepayments; Conversions................................  12
  2.09  Mandatory Commitment Reduction and Prepayments upon Equity
        Issuance.........................................................  12

Section 3.  Payments of Principal and Interest...........................  12
  3.01  Repayment of Loans...............................................  12
  3.02  Interest.........................................................  12

Section 4.  Payments; Pro Rata Treatment; Computations; Etc..............  13
  4.01  Payments.........................................................  13
  4.02  Pro Rata Treatment...............................................  13
  4.03  Computations.....................................................  14
  4.04  Minimum Amounts..................................................  14
  4.05  Certain Notices..................................................  14
  4.06  Non-Receipt of Funds by the Administrative Agent.................  14
  4.07  Sharing of Payments, Etc.........................................  15

Section 5.  Yield Protection, Etc........................................  16
  5.01  Additional Costs.................................................  16
  5.02  Limitation on Eurodollar Loans...................................  17
  5.03  Illegality.......................................................  17
  5.04  Treatment of Eurodollar Loans....................................  17
  5.05  Taxes............................................................  18
  5.06  Compensation.....................................................  19

Section 6.  Guarantee....................................................  19
  6.01  The Guarantee....................................................  19
  6.02  Obligations Unconditional........................................  20
  6.03  Reinstatement....................................................  21
  6.04  Subrogation......................................................  21
  6.05  Remedies.........................................................  21
  6.06  Continuing Guarantee.............................................  21

Section 7.  Conditions Precedent.........................................  21
  7.01  Initial Loan.....................................................  21
  7.02  Initial and Subsequent Loans.....................................  23

Section 8.  Representations and Warranties...............................  23
  8.01  Corporate Existence..............................................  23

  8.02  Financial Condition..............................................  23
  8.03  Litigation.......................................................  23
  8.04  No Breach........................................................  24
  8.05  Action...........................................................  24
  8.06  Approvals; Compliance with Laws..................................  24
  8.07  Legal Form.......................................................  24
  8.08  Ranking..........................................................  24
  8.09  Taxes............................................................  24
  8.10  Commercial Activity; Absence of Immunity.........................  25
  8.11  Material Agreements and Liens....................................  25
  8.12  Subsidiaries, Etc................................................  25
  8.13  True and Complete Disclosure.....................................  25

Section 9.  Covenants of the Obligors....................................  26
  9.01  Financial Statements Etc.........................................  26
  9.02  Litigation.......................................................  27
  9.03  Existence, Etc...................................................  27
  9.04  Insurance........................................................  27
  9.05  Prohibition of Fundamental Changes...............................  28
  9.06  Limitation on Liens..............................................  28
  9.07  Indebtedness.....................................................  28
  9.08  Investments......................................................  29
  9.09  Dividend Payments; Management Fees; Etc..........................  29
  9.10  Leverage Ratio...................................................  29
  9.11  Interest Coverage Ratio..........................................  29
  9.12  Capital Expenditures.............................................  30
  9.13  Governmental Approvals30
  9.14  Lines of Business................................................  30
  9.15  Transactions with Affiliates.....................................  30
  9.16  Use of Proceeds..................................................  31
  9.17  Certain Obligations Respecting Subsidiaries......................  31
  9.18  Modifications of Certain Documents...............................  31
  9.19  Interest Rate Protection Agreements..............................  31
  9.20  Holding Company, Status of Parent................................  31
  9.21  Payments in Respect of the Subordinated ATC Facility and the
        Closing Date Sub Debt............................................  31
  9.22  U.S. Facility....................................................  32

Section 10.  Events of Default...........................................  32

Section 11.  The Administrative Agent....................................  34
  11.01  Appointment, Powers and Immunities..............................  34
  11.02  Reliance by Administrative Agent................................  35
  11.03  Defaults........................................................  35
  11.04  Rights as a Lender..............................................  35
  11.05  Indemnification.................................................  35
  11.06  Non-Reliance on Administrative Agent and Other Lenders..........  36
  11.07  Failure to Act..................................................  36
  11.08  Resignation or Removal of Administrative Agent..................  36
  11.09  Agency Fee......................................................  36
  11.10  Consents under Other Basic Documents............................  36

Section 12.  Miscellaneous...............................................  37
  12.01  Waiver..........................................................  37
  12.02  Notices.........................................................  37
  12.03  Expenses........................................................  37
  12.04  Indemnification.................................................  37

  12.05  Amendments, Etc.................................................  38
  12.06  Successors and Assigns..........................................  38
  12.07  Assignments and Participations..................................  38
  12.08  Survival........................................................  39
  12.09  Captions........................................................  40
  12.10  Counterparts....................................................  40
  12.11  Judgment Currency...............................................  40
  12.12  Governing Law...................................................  40
  12.13  Jurisdiction; Service of Process; Venue.........................  40
  12.14  No Immunity.....................................................  41
  12.15  Waiver of Jury Trial............................................  41
  12.16  Use of English Language.........................................  41


SCHEDULE I    -  Material Agreements and Liens
SCHEDULE II   -  Subsidiaries and Investments
SCHEDULE III  -  Iusacell Documents
SCHEDULE IV   -  TV Azteca Documents
SCHEDULE V    -  Unefon Documents
SCHEDULE VI   -  Consents and Approvals

EXHIBIT A     -  Form of Opinion of United States Counsel to TD Texas

EXHIBIT B-1   -  Form of Subordinated ATC Credit Agreement
EXHIBIT B-2   -  Form of Closing Date Sub Debt Subordination Agreement

     CREDIT AGREEMENT dated as of December 22, 2000 among:

          (a) AMERICAN TOWER CORPORATION DE MEXICO, S. DE R.L. DE C.V., a limited liability company duly organized and validly existing under the laws of Mexico (the "Parent");

          (b) MATC HOLDINGS MEXICO, S. DE R.L. DE C.V., a limited liability company duly organized and validly existing under the laws of Mexico ("MATC Holdings");

          (c) MATC TV, S. DE R.L. DE C.V., a limited liability company duly organized and validly existing under the laws of Mexico ("MATC TV", and, together with the Parent and MATC Holdings, the "Borrowers");

          (d) each of the Subsidiaries of the Parent identified under the caption "Guarantors" on the signature pages hereto (individually, a "Guarantor" and, collectively, the "Guarantors" and the Guarantors collectively with the Borrowers, the "Obligors");

          (e) each of the lenders that is a signatory hereto identified under the caption "Lenders" on the signature pages hereto or that, pursuant to
     Section 2.01(a) hereof or Section 12.07(b) hereof, shall become a "Lender" hereunder (individually, a "Lender" and, collectively, the "Lenders"); and

          (f) TORONTO DOMINION (TEXAS), INC., a Delaware corporation, as Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

     The Obligors have requested that the Lenders make loans to the Borrowers, initially in an aggregate principal amount not exceeding U.S.$95,000,000, and have requested the right to subsequently have additional Lenders become parties to this Agreement that would make additional loans to the Borrowers in an aggregate principal amount not exceeding U.S.$45,000,000 and the Lenders are willing to make such initial loans in an aggregate principal amount not exceeding U.S.$95,000,000, and to permit such additional Lenders to become parties hereto, on the terms and conditions of this Agreement and, accordingly, the parties hereto agree as follows:

     Section 1. Definitions and Accounting Matters.

     1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     "Administrative Agent's Account" shall mean account no. 6550-6-52270 (for account of TD Texas, reference ATC de Mexico) of TD Texas maintained at Bank of America, N.A. (ABA No. 026009593), or such other account at such other bank in New York City as the Administrative Agent shall specify from time to time to the Borrowers and the Lenders.

     "Affiliate" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by any Obligor and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that an Obligor shall not be deemed to be an Affiliate of any other Obligor.

     "Applicable Lending Office" shall mean, for each Lender, and for each Type of Loan, the "Lending Office" of such Lender (or an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the

Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

     "Applicable Margin" shall mean for any date occurring:

          (a) for the period commencing on the Closing Date and ending on the first anniversary thereof, (i) in the case of any Base Rate Loan, 2.50% per annum, and (ii) in the case of any Eurodollar Loan, 3.50% per annum;

          (b) for the period commencing on the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, (i) in the case of any Base Rate Loan, 3.00% per annum, and (ii) in the case of any Eurodollar Loan, 4.00% per annum; and

          (c) thereafter, (i) in the case of any Base Rate Loan, 3.50% per annum, and (ii) in the case of any Eurodollar Loan, 4.50% per annum.

     "ATC" shall mean American Tower Corporation, a Delaware corporation.

     "ATC Lender" shall mean (a) American Towers, Inc., a Delaware corporation and a Wholly Owned Subsidiary of ATC (or any other borrower under the U.S. Facility that is a Wholly Owned Subsidiary of ATC), and (b) with respect to any Subordinated ATC Loan that is assigned to any Wholly Owned Subsidiary of ATC pursuant to Section 8.05 of the Subordinated ATC Credit Agreement, such Wholly Owned Subsidiary.

     "Base Rate" shall mean, for any date, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1%, and (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect as of the opening of business on the date on which such change in the Base Rate became effective.

     "Base Rate Loans" shall mean Loans that bear interest at rates based on the Base Rate.

     "Basic Documents" shall mean, collectively, this Agreement, the Notes, the Security Documents, any Interest Rate Protection Agreement entered into with any Lender (or any affiliate of any Lender) and the Subordinated ATC Facility Documents.

     "Broker/Dealer" shall mean, with respect to any Permitted Investment, (a) any broker/dealer (acting as principal) registered as a broker or a dealer under
Section 15 of the Securities Exchange Act of 1934, the unsecured short-term debt obligations of which are rated "P-1" by Moody's and at least "A-1" by Standard & Poor's at the time of entering into such Investment, or (b) an unrated broker/dealer (acting as principal) that is a wholly-owned subsidiary of a non-bank or bank holding company, the unsecured short-term debt obligations of which are rated "P-1" by Moody's and at least "A-1" by Standard & Poor's at the time of entering into such Investment.

     "Business Day" shall mean (a) any day on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a Loan or a notice by a Borrower with respect to any such borrowing, payment, prepayment or Interest Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

     "Capital Expenditures" shall mean, for any period, expenditures made by the Parent and its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

     "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Change in Control" shall mean:

          (a) the acquisition, directly or indirectly, by any Person or group (as that term is used in Section 13(d)(3) of the United States Securities Exchange Act of 1934) of 40% or more of the voting power of the voting stock of ATC by way of merger or consolidation or otherwise and such Persons own more voting power than the Principal Shareholders; or

          (b) the Continuing Directors cease for any reason to constitute a majority of the directors of ATC then in office; or

          (c) ATC or one or more of its Wholly-Owned Subsidiaries, shall cease to own, beneficially and of record, at least 80% of the equity interests in the Parent (or any of the equity interests in the Parent not owned by ATC or such a Wholly Owned Subsidiary shall have been issued to, and for the benefit of, a Person other than a manager, employee or advisor of the Parent); or

          (d) the Parent shall cease to own, beneficially and of record, all of the equity interests in each of MATC Holdings and MATC TV.

     "Closing Date" shall mean the date upon which the initial Loans hereunder are made.

     "Closing Date Sub Debt" shall mean Indebtedness of the Parent, evidenced by the Closing Date Sub Debt Documents, that is subordinated to the prior payment in full of the obligations of the Parent under this Agreement and the other Basic Documents on terms and conditions satisfactory to each of the Lenders, and which shall be automatically converted into capital contributions by the ATC Lender to one or more of the Borrowers upon the occurrence of a bankruptcy, insolvency or suspension of payments by any of the Borrowers.

     "Closing Date Sub Debt Documents" shall mean the following:

          (a) each of the documents evidencing or governing the Closing Date Sub Debt, each of which documents shall be satisfactory to each of the Lenders in form and substance, but which shall in any event provide that the maturity of the Closing Date Sub Debt is at least one year after the Principal Payment Date and that no payments of principal or interest shall be made in respect thereof until after the payment in full of the obligations of the Parent hereunder, and

          (b)  the Closing Date Sub Debt Subordination Agreement,

in each case as the same shall be amended, modified and supplemented and in effect from time to time.

     "Closing Date Sub Debt Subordination Agreement" shall mean a Subordination Agreement substantially in the form of Exhibit B-2 hereto among the ATC Lender, the Obligors and the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

     "Commitment" shall mean, for each Lender, the obligation of such Lender to make one or more Loans in an aggregate principal amount up to but not exceeding the amount set forth opposite the name of such Lender on the signature pages hereof under the caption "Commitment" (as the same may be modified by any assignment pursuant to Section 12.07 hereof, increased pursuant to Section 2.01(b) hereof and reduced pursuant to Section 2.03 hereof). The original aggregate amount of the Commitments is $95,000,000.

     "Commitment Termination Date" shall mean March 31, 2002.

     "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.08 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

     "Continuing Director" shall mean any member of the Board of Directors of ATC who:

          (a)  is a member of the Board of Directors on the date hereof, or

          (b) was nominated for election by either (i) one or more of the Principal Shareholders (or an affiliate thereof) or (ii) the Board of Directors a majority of whom were directors on the date hereof or whose election or nomination for election was previously approved by one or more of the Principal Shareholders or such directors.

     "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.08 hereof of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

     "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

     "Dividend Payment" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Parent or of any warrants, options or other rights to acquire the same, but excluding dividends payable solely in shares of common stock of the Parent.

     "Dollars" and "U.S.$" shall mean lawful money of the United States of America.

     "Effective Date" shall have the meaning given to that term in Section 2.01(b) hereof.

     "Equity Issuance" shall mean (a) any issuance or sale by any Obligor after the Closing Date of (i) any capital stock, (ii) any warrants or options exercisable in respect of capital stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in any Obligor or (b) the receipt by any Obligor after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity
                                                        --------
Issuance shall not include (x) any such issuance or sale by any Obligor to ATC or any of its Subsidiaries or (y) any capital contribution by ATC or any of its Subsidiaries to any Obligor.

     "Equity Rights" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

     "Eurodollar Loans" shall mean Loans that bear interest at a rate based on the Eurodollar Rate.

     "Eurodollar Rate" shall mean, with respect to any Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) reported, at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London interbank offered rate for Dollar deposits having a term comparable to the duration of such Interest Period and in an amount approximately equal to U.S.$1,000,000.

     "Event of Default" shall have the meaning assigned to such term in Section 10 hereof.

     "Existing ATC Advances" shall mean loans, contributions or other advances made by the ATC Lender to the Parent in an outstanding principal amount on the date hereof approximately equal to U.S.$167,000,000.

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to
                          --------
be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of at least three rates on overnight Federal funds quoted to the Administrative Agent by federal funds brokers.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date.

     "Governmental Authority" means the government of any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

     "GTPA" shall mean that certain Amended and Restated Global Tower Project Agreement dated as of February 10, 2000, among MATC TV, TV Azteca and Television Azteca.

     "GTP Transaction Documents" shall mean, collectively, the GTPA and the other Transaction Documents (as defined therein).

     "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

     "Guaranteed Obligations" shall have the meaning given to that term in
Section 6.01 hereof.

     "Indebtedness" shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) obligations of others of the types described in clauses (a), (b), (d), (e) and (f) of this definition secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person, and (f) Indebtedness of others Guaranteed by such Person.

     "Interest Coverage Ratio" shall mean, as at any date, the ratio of the following:

          (a) the product of (i) Operating Cash Flow for the fiscal quarter ended on, or most recently ended prior to, such date, times (ii) four, to

          (b) Interest Expense for the period of four consecutive fiscal quarter ended on, or most recently ended prior to, such date.

     "Interest Expense" shall mean, for any period, all interest in respect of Indebtedness of the Parent and its Subsidiaries paid in cash during such period (including, without limitation, the imputed interest expense associated with any Capital Lease Obligations paid in cash during such period), determined on a consolidated basis in accordance with GAAP.

     "Interest Period" shall mean, with respect to any Loan, each period commencing on the date such Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in tile First, second, third or sixth calendar month thereafter, as the Borrowers may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing, each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

     "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

     "Investment" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any, other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business):
(c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such
Person: or (d) the entering into of any Interest Rate Protection Agreement.

     "Iusacell Party" shall mean Grupo Iusacell, S.A. de C.V. and its successors and assigns in respect of the Iusacell Documents.

     "Iusacell Documents" shall mean the documents described on Schedule III hereto.

     "Leverage Ratio" shall mean at any date, the ratio of the following:

          (a) the aggregate amount of all Indebtedness of the Parent and its Subsidiaries (other than any Closing Date Sub Debt) on such date; to

          (b) the product of (i) Operating Cash Flow for the fiscal quarters ended on, or most recently ended prior to, such date, times (ii) four.

     "Lien" shall mean, with respect to any Property, any mortgage, guaranty trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property or trust arrangement providing for the acquisition of rights with respect to such Property by a creditor in connection with Indebtedness of the settlor. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under an conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

     "Loans" shall mean the Loans provided for by Section 2.0 l(a) hereof.

     "Majority Lenders" shall mean Lenders holding at least 51% of the sum of
(a) the aggregate outstanding principal amount of the Loans and (b) the unused amount of the Commitments.

     "Margin Stock" shall mean "margin stock" within the meaning of Regulations U and X.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of the Obligors (taken as a whole), (b) the ability of any Obligor to perform its obligations under any of the Basic Documents to which it is a party, (c) the validity or enforceability of any of the Basic Documents,
(d) the rights and remedies of the Lenders and the Administrative Agent under
an), of the Basic Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

     "Mexico" shall mean the United Mexican States.

     "Net Proceeds" shall have the meaning given to that term in Section 2.09(a) hereof.

     "Notes" shall mean the promissory notes provided for by Section 2.07 hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

     "Operating Cash Flow " shall mean, for any period, the sum for the Parent and its Subsidiaries (determined by a consolidated basis in accordance with GAAP) of the following:

          (a) net operating income (calculated before taxes, Interest Expense, and extraordinary and unusual items) for such period, plus

          (b) depreciation and amortization (to the extent deducted in determining net operating income) for such period.

     "Other Taxes" means any and all income, stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment being or being required to be made on, in respect of or under this Agreement, the Loans, the Notes, the other Basic Documents, the recording, registration, notarization or other formalization of any thereof, or the enforcement thereof or the introduction thereof in any judicial proceedings.

     "Permitted Investments" shall mean: (a) marketable, direct obligations of the United States of America, its agencies and instrumentalities maturing within 365 days of the date of purchase, (b) commercial paper and other short-term obligations and business savings accounts issued by corporations, each of which shall have a combined net worth of at least U.S.$100,000,000 and each of which conducts a substantial part of its business in the United States of America, maturing within 270 days from the date of the original issue thereof, and whose issuer is, at the time of purchase, rated "P-2" or better by Moody's and "A-2" or better by Standard & Poor's, (c) repurchase agreements, bankers' acceptances, and domestic and Eurodollar certificates of deposit maturing within 365 days of the date of purchase which are issued by, or time deposits maintained with (i) a United States national or state bank (or any domestic branch of a foreign bank) subject to the supervision and examination by federal or state banking or depository institution authorities and having capital, surplus and undivided profits totaling more than U.S.$ 100,000,000 and rated "A" or better by Moody's or Standard & Poor's, or (ii) a Broker/Dealer, and (d) money market funds having a rating from Moody's and Standard & Poor's in the highest investment category granted thereby.

     "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Post-closing Commitment" shall have the meaning given to that term in
Section 2.01(b) hereof.

     "Post-closing Lender" shall have the meaning given to that term in Section 2.01(b) hereof.

     "Post-Default Rate" shall mean, during the continuance of any Default, a rate per annum during the period from and including the date such Default first occurred to but excluding the date on which no Default shall be continuing equal to 2% plus the Base Rate as in effect from time to time, plus the Applicable Margin for Base Rate Loans (provided that, with respect to any principal of a Eurodollar Loan, the "Post-Default Rate" for such principal shall be, to but excluding the last day of the Interest Period therefor in which such Default first occurs, 2% plus the interest rate for such Loan as provided in Section
3.02 hereof and, thereafter, the rate provided for above in this definition).

     "Principal Shareholders" shall mean, collectively, (a) Steven B. Dodge, (b) the legal heirs of Steven B. Dodge, (c) Thomas H. Stoner, (d) the legal heirs of Thomas H. Stoner, (e) Hicks, Muse, Tate & Furst Incorporated, (f) Cox Telecom Towers, Inc., (g) Clear Channel Communications, Inc., and (h) any Person the securities of which would be deemed to be beneficially owned by any of the foregoing Persons pursuant to the provisions of Rule 13(d)(3) under the United States Securities Exchange Act of 1934.

     "Prime Rate" shall mean the rate of interest from time to time announced by the New York branch of The Toronto-Dominion Bank as its prime commercial lending, rate for loans to be made in the United States of America and denominated in Dollars.

     "Principal Payment Date" shall mean September 30, 2003.

     "Process Agent" has the meaning given to that term in Section 12.13(b) hereof.

     "Property" shall mean any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

     "Quarterly Dates" shall mean the last day of each March, June, September and December, the first of which shall be the first such day after the date of this Agreement.

     "Regulations A, D, U and X" shall mean, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.

     "Regulatory Change" shall mean, with respect to any Lender, any change after the date of this Agreement in law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of financial institutions including such Lender of or under any law or regulations (whether or not having the force of law and whether or not failure to comply therewith would unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "SCT" shall mean the Secretaria de Comunicaciones y Transportes, a Mexican government agency.

     "Security Documents" shall mean, collectively, each document or instrument that creates a Lien in favor of the Administrative Agent and the Lenders in Property of the Obligors, and which is delivered or furnished by any of the Obligors pursuant to this Agreement or any other Basic Document.

     "Subordinated ATC Credit Agreement" shall mean the Credit Agreement of even date herewith among the Borrowers, as borrowers, and the ATC Lender, as lender, substantially in the form of Exhibit B-1 hereto, providing for:

          (a) loans to be made by the ATC Lender to the Borrowers in an aggregate principal amount not to exceed U.S.$45,000,000, and

          (b) providing that the payment obligations of the Borrowers thereunder shall be automatically converted into capital contributions by the ATC Lender to one or more of the Borrowers upon the occurrence of a bankruptcy, insolvency or suspension of payments by any of the Borrowers, as the same may, in accordance with Section 9.18 hereof, be modified and supplemented and in effect from time to time.

     "Subordinated ATC Facility Commitments" shall mean commitments by the ATC Lender to make loans to the Borrowers under the Subordinated ATC Credit Agreement, to the extent that such commitments are available for drawing by the Borrowers without any condition other than the giving of notice to the ATC Lender.

     "Subordinated ATC Facility Documents" shall mean the Subordinated ATC Credit Agreement.

     "Subordinated ATC Loans" shall mean loans made by the ATC Lender to the Borrowers under the Subordinated ATC Credit Agreement.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

     "Taxes" shall mean all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by any Governmental Authority other than net income and franchise taxes imposed with respect to the Administrative Agent or any Lender by the Governmental Authority under the laws of which the Administrative Agent or such Lender, as applicable, is organized or in which it maintains its Applicable Lending Office.

     "Television Azteca" shall mean Television Azteca, S.A. de C.V., a corporation organized under the laws of Mexico.

     "TD Texas" shall mean Toronto Dominion (Texas), Inc., a Delaware corporation.

     "TV Azteca" shall mean TV Azteca, S.A. de C.V., a corporation organized under the laws of Mexico.

     "TV Azteca Documents" shall mean the GTP Transaction Documents and the other documents described on Schedule IV hereto.

     "TV Azteca Party" shall mean TV Azteca, Television Azteca, S.A. de C.V., Grupo TV Azteca, S.A. de C.V. and Azteca Digital. S.A. de C.V. and their respective successors and assigns in respect of the TV Azteca Documents.

     "Unefon Documents" shall mean the documents described on Schedule V hereto.

     "Unefon Party" shall mean Unefon, S.A. de C.V., Operadora Unefon, S.A de C.V. and Torres y Comunicaciones, S.A. de C.V., and their respective successors and assigns in respect of the Unefon Documents.

     "U.S. Facility" shall mean the credit facility provided to the ATC Lender (and others) by the Amended and Restated Loan Agreement dated January 6, 2000 among American Tower, L.P., American Towers, Inc. and ATC Teleports, Inc., as borrowers, the Lenders named therein, certain other parties and Toronto Dominion (Texas), Inc., as agent for said Lenders (as the same may be modified and supplemented and in effect from time to time), or any successor credit facility that provides for loans to be made to the ATC Lender from time to time upon the request of the ATC Lender,

     "Wholly Owned Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

  1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with that used in the audited consolidated financial statements of the Parent and its Subsidiaries referred to in Section 8.02 hereof All amounts included in financial statements and reports as to financial matters shall be denominated in Dollars.

  1.03 Types of Loans. Loans hereunder are distinguished by "Type". The "Type" of Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type.

     Section 2.    Commitments, Loans, Notes and Prepayments.

     2.01 Loans.

     (a) Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make one or more term loans to the Borrowers in Dollars during the period commencing on the Closing Date and ending on the Commitment Termination Date in an aggregate principal amount up to but not exceeding the Commitment of such Lender, provided that the Loans to be made on the Closing Date shall be in an aggregate amount at least equal to U.S.$70,000,000. Thereafter, the Borrowers may Convert Loans of one Type into Loans of the other Type (as provided in Section 2.08 hereof) or Continue Eurodollar Loans (as provided in Section 2.08 hereof).

     (b) Post-closing Commitments. At one or more times after the date hereof, the Borrowers may, by written notice to the Administrative Agent, request that a Person (other than a Borrower or any of its Subsidiaries or Affiliates) not already a Lender hereunder, or a Person already a Lender hereunder that wishes to increase the amount of its Commitment hereunder (each, a "Post-closing Lender"), may, on the date specified in such notice (an "Effective Date") become a Lender hereunder with a Commitment (such Post-closing Lender's "Post-closing Commitment") in the amount specified in such notice, provided that the aggregate amount of Post-closing Commitments shall not exceed U.S.$45,000.000. A proposed Post-closing Lender shall become a Lender hereunder with respect to such Post-closing Commitment, and, in the case of a Post-closing Lender not already a Lender hereunder, for all other purposes of this Agreement and the other Basic Documents, on the applicable Effective Date, subject to the satisfaction of the following conditions on or prior to the applicable Effective Date:

          (i) the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld or delayed);

          (ii) such proposed Post-closing Lender shall have executed and delivered to the Administrative Agent and to the Borrowers an agreement, in form and substance reasonably satisfactory to such Post-closing Lender, tile Administrative Agent and the Borrowers, pursuant to which such proposed Post-closing Lender shall agree to be a Lender hereunder with a Commitment in an amount equal to its Post-closing Commitment (or, in tile case of a Post-closing Lender already a Lender hereunder, its original Commitment as increased by its Post-closing Commitment); and

          (iii) such proposed Post-closing Lender shall have purchased (and such Post-closing Lender hereby agrees to purchase) from each other Lender, effective as of the Effective Date, an assignment of such other Lender's outstanding Loans on the Effective Date (for a purchase price equal to the principal amount thereof) in the respective amounts such that, after giving effect thereto, tile outstanding Loans and unused Commitments shall be held ratably (based on the respective Commitments of the Lenders on the Effective Date (including the Post-closing Commitment of such Post-closing Lender and an Post-closing commitment of any other Lender)) among the Lenders, and

          (iv) the Borrowers shall have paid all accrued but unpaid interest on the Loans being so assigned, and shall have paid to the Lenders any amounts payable under Section 5.06 hereof, in each case as if the Loans being assigned pursuant to the foregoing clause (iii) were being prepaid.

     (c) Limitation on Eurodollar Loans.   No more than five separate Interest
Periods in respect of Eurodollar Loans may be outstanding at any one time.

     (d) Joint and Several Obligations. The Loans are being made by each Lender to the Borrowers collectively as co-borrowers and the obligations of the Borrowers to each such Lender under this Agreement and the Notes are joint and several obligations in every respect.

     2.02 Borrowings. The Borrowers (either collectively or any Borrower individually) shall give the Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York City time on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, at the Administrative Agent's Account, in immediately available funds, for account of the Borrowers. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be thereupon deemed borrowed by the Borrowers hereunder and shall be made available to the Borrowers by wire transfer of the same, in immediately available funds, to the account of such Borrower (maintained at a bank in New York City) designated by such Borrower to the Administrative Agent.

     2.03 Commitment Reductions and Termination. The Borrowers shall have the right at any time or from time to time to terminate or reduce the aggregate unused amount of the Commitments; provided that (x) the Borrowers shall give notice of each such termination or reduction as provided in Section 4.05 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to U.S.$5,000,000 (or a larger multiple of U.S.$ 1,000,000).

     2.04 Commitment Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent for account of each Lender a commitment fee on the daily average unused amount of such Lender's Commitment for the period from and including the date of this Agreement (or, in the case of any Post-closing Commitment, the applicable Effective Date) to but not including the earlier of the date the Commitments are terminated and the Commitment Termination Date at a rate per annum equal to 1.25%. Accrued commitment fee payable under this
Section 2.04(a) shall be payable on each Quarterly Date and on the earlier of the date the Commitments are terminated and the Commitment Termination Date.

     2.05 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

     2.06 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. Without prejudice to Section 10 hereof, the amounts payable by the Borrowers at any time hereunder and under the Notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

     2.07 Notes.

     (a) Each Loan made by each Lender shall be evidenced by a single non-negotiable promissory note (pagare) of the Borrowers in form and substance satisfactory to each Lender, dated the date of such Loan, payable to such Lender in a principal amount equal to the amount of such Loan, duly signed por aval by each Guarantor, and otherwise duly completed.

     (b) No Lender shall be entitled to have its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender's relevant Commitment, Loans and Notes pursuant to Section 12.07 hereof or Section 2.01 (b) hereof.

     2.08 Optional Prepayments; Conversions. Subject to Sections 4.04 and 5.06 hereof, the Borrowers shall have the right to prepay Loans, or to Convert Loans of one Type into Loans of another Type or Continue Eurodollar Loans at any time or from time to time, provided that (a) the Borrowers shall give the Administrative Agent notice of each such prepayment. Conversion or Continuation as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder), and (b) prior to the effectiveness of any Conversion, or any Continuation of a Eurodollar Loan from one Interest Period to an Interest Period with a duration different than the immediately preceding Interest Period, the Borrower shall furnish to the Administrative Agent (for distribution to each Lender) replacement Notes that reflect such Conversion or Continuation (as the case may be). Notwithstanding the foregoing provision of this Section 2.08, and without limiting the rights and remedies of the Lenders under Section 10 hereof, in the event that any Event of Default shall have occurred and be continuing, the Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of the Borrowers to Convert any Loan into a Eurodollar Loan, or to Continue any Eurodollar Loan, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans.

     2.09 Mandatory Commitment Reduction and Prepayments upon Equity Issuance. Upon the date that any Equity Issuance occurs (but only to the extent that, after giving effect to such Equity Issuance, the Subordinated ATC Loans shall have been paid in full and the Subordinated ATC Facility Commitments shall have been terminated or expired):

          (a) the aggregate unused amount of the Commitments shall be automatically reduced by an amount equal to the aggregate amount of all cash received by the Obligors in respect of such Equity Issuance (net of reasonable expenses incurred by the Obligors in connection therewith) (the "Net Proceeds" of such Equity Issuance); and

          (b) to the extent that the Net Proceeds of such Equity Issuance is an amount greater than the aggregate unused amount of the Commitments, the Borrowers jointly and severally agree to prepay the Loans on such date in an aggregate amount equal to such excess.

     Section 3.    Payments of Principal and Interest.

     3.01 Repayment of Loans. The Borrowers jointly and severally promise to pay to the Administrative Agent for account of each Lender the entire outstanding principal amount of such Lender's Loans on the Principal Payment Date.

     3.02 Interest. The Borrowers jointly and severally promise to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender to the Borrowers for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

          (a) during such periods as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin; and

          (b) during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin.

Notwithstanding the foregoing, the Borrowers jointly and severally promise to pay to the Administrative Agent for account of each Lender, during the continuance of any Default, interest at the applicable Post-Default Rate (instead of interest at the rate provided in the immediately preceding sentence) on any principal of any Loan made by such Lender to the Borrowers and on any other amount payable by the Borrowers hereunder or under the Notes held by such Lender to or for account of such Lender, for the period from and including the date such Default first occurred to but excluding the first date that no Default shall be continuing. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of the other Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrowers.

     Section 4.    Payments; Pro Rata Treatment; Computations; Etc.

     4.01  Payments.

     (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Obligors under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Basic Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the Administrative Agent's Account, not later than 1:00 p.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

     (b) Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of either Borrower with such Lender (with notices to the Borrowers and the Administrative Agent).

     (c) The Borrowers shall at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that the Borrowers fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02 hereof, may determine to be appropriate).

     (d) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

     (e) If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.


     4.02  Pro Rata Treatment. Except to the extent otherwise provided herein:
(a) each borrowing of Loans from the Lenders under Section 2.01 hereof shall be made from the Lenders, each payment of commitment fee under Section 2,04 hereof shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.03 hereof shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 5.04 hereof) shall be made pro rata among the relevant Lenders according to the amounts of their respective Commitments (in the case of making Loans) or their respective Loans of such Type (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Loan of such Type shall be coterminous; (c) each payment or prepayment of principal of Loans by the Borrowers shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (d) each payment of interest on Loans by the Borrowers shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

     4.03 Computations. Interest on Eurodollar Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, and interest on Base Rate Loans and commitment fee shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

     4.04  Minimum Amounts.  Except for mandatory prepayments made pursuant to
Section 2.09 hereof, and Conversions or prepayments made pursuant to Section
5.04 hereof, each borrowing, Conversion and partial prepayment of principal of Loans shall be in an aggregate amount at least equal to U.S.$5,000,000 or a larger multiple of $1,000,000 (borrowings, Conversions or prepayments of or into Loans of different Types or in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period).

     4.05 Certain Notices. Notices by the Borrowers to the Administrative Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York City time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                                Notice                                            Number of
                                                                                Business Days
                                                                                    Prior
     Termination or reduction of Commitments                                          Three

     Borrowing or prepayment of Base Rate Loans                                        One

     Conversion into Base Rate Loans                                                  Three

     Borrowing or prepayment of, Conversions into, Continuations as, or
     duration of Interest Period for, Eurodollar Loans                                Three


Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the amount (subject to Section 4.04 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion) and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Borrowers fail to select the Type of Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

     4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or a Borrower (the "Payor") on or prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of a Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum (in the case of the Borrowers, instead of interest at the rate provided for in Section 3.02 hereon equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the date that the Administrative Agent demands payment thereof, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

          (i) if the Required Payment shall represent a payment to be made by a Borrower to the Lenders, such Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient(s) shall return the Required Payment to the Administrative Agent, without limiting the obligation of such Borrower under Section 3.02 hereof to pay interest to such recipient(s) at the Post-Default Rate in respect of the Required Payment) and

          (ii) if the Required Payment shall represent proceeds of a Loan to be made by the Lender to a Borrower, the Payor and such Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 3.02 hereof (and, in case the relevant Borrower shall return the Required Payment to the Administrative Agent, without limiting any claim such Borrower may have against the Payor in respect of the Required Payment).

     4.07 Sharing of Payments, Etc.

     (a) Each Obligor agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for account of such Obligor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Obligor), in which case it shall promptly notify such Obligor and the Administrative Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

     (b) If any Lender shall obtain from any Obligor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Basic Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by such Obligor to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

     (c) Each Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

     (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lender entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

     Section 5.    Yield Protection, Etc.

     5.01 Additional Costs.

     (a) Tile Borrowers jointly and severally agree to pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:

          (i) shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

          (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including without limitation, any of such Loans), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

          (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitments.

     (b)  Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Borrowers jointly and severally agree to pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office of such Lender or such bank holding company), pursuant to any law or reputation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office of such Lender or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office of such Lender or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(b), "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

     (c) Each Lender shall notify the Borrowers of any event occurring after the date of this Agreement entitling such Lender to compensation under paragraph
(a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof, provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. The Borrowers may prepay any Loans (as provided in Section 2.08 hereof but without releasing the Borrowers from their obligations to pay such compensation with respect to any Such prepaid Loans for the period prior to such prepayment) that give rise the obligation to pay such compensation. Each Lender will furnish to the Borrowers a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this
Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

     5.02 Limitation on Eurodollar Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate for any Interest Period:

          (a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any Eurodollar Loans as provided herein; or

          (b) the Majority Lenders determine, which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining such Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrowers and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans, and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Loans into Base Rate Loans in accordance with Section 2.08 hereof (and prior to the effectiveness of such Conversion furnish to each Lender a replacement Note reflecting such Conversion).

     5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrowers thereof (with a copy to the Administrative Agent) and such Lender's obligation to make or Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 hereof shall be applicable).

     5.04 Treatment of Eurodollar Loans. If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 5.02 or 5.03 hereof, such Lender's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Loans, or, in the case of a Conversion required by Section 5.02(b) or 5.03 hereof, on such earlier date as such Lender (or, in the case of Section 5.02(b), the Majority Lenders) may specify to the Borrowers with a copy to the Administrative Agent (and prior to the effectiveness of such Conversion furnish to each Lender a replacement Note reflecting such Conversion), and, unless and until such Lender (or, in the case of Section 5.02(b), the Majority Lenders) gives (or give) notice as provided below that the circumstances specified in
Section 5.02 or 5.03 hereof that gave rise to such Conversion no longer exist:

          (a) to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

          (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender (or, in the case of Section 5.02(b), the Majority Lenders) gives (or give) notice to the Borrowers with a copy to the Administrative Agent that the circumstances specified in Section 5.02 or 5.03 hereof that gave rise to the Conversion of such Lender's Eurodollar Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

     5.05 Taxes.

     (a) All payments on account of the principal of and interest on the Loans, fees and all other amounts payable hereunder by the Obligors to or for the account of the Administrative Agent or any Lender, including, without limitation, amounts payable under clause (b) of this Section 5.05, shall (except to the extent provided in the following sentence) be made free and clear of and without reduction or liability for Taxes. In the event that any Obligor is required by applicable law, decree or regulation to deduct or withhold Taxes from any amounts payable on, under or in respect of this Agreement or the Loans (including, without limitation, the income taxes referred to in clause (e) of this Section 5.05), such Obligor shall promptly pay the Person entitled to such amount such additional amounts as may be required, after the deduction or withholding of Taxes, to enable such Person to receive from such Obligor, on the due date thereof, an amount equal to the full amount stated to be payable to such Person under this Agreement, provided that no such payment is required to be made for any additional tax liability relating to any Lender as a result of the inaccuracy of such Lender's representation and warranty set forth in Section 5.05(c) hereof or its failure to comply with Section 12.07(b)(iv) hereof. In addition, each of the Obligors shall (i) pay the full amount of such Taxes described in the preceding sentence to the Governmental Authority imposing such Taxes in accordance with applicable law and (ii) pay all Other Taxes, prior to the date on which penalties attach thereto.

     (b) Each of the Obligors shall indemnify the Administrative Agent and each Lender against, and reimburse the Administrative Agent and each Lender on demand for, any Taxes and Other Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, which the Administrative Agent or such Lender (as the case may be) may incur at any time arising out of or in connection with any failure of any Obligor to make any payment of Taxes and Other Taxes when due, provided that no such indemnification is required to be made for any additional tax liability relating to any Lender as a result of the inaccuracy of such Lender's representation and warranty set forth in Section 5.05(c) hereof or its failure to comply with Section 12.07(b)(iv) hereof.

     (c) Each Lender hereby represents and warrants to the Obligors that, as of the Closing Date (or, if not as of the Closing Date, as of the date on which the first payment of interest is required to be made by the Borrowers hereunder), such Lender shall be registered with the Mexican Secretaria de Hacienda y Credito Publico for purposes of Article 154, Section 1, of the Mexican Ley de Impuesto Sobre la Renta.

     (d) Each Obligor shall furnish to the Administrative Agent, upon the request of any Lender (through the Administrative Agent), together with sufficient certified copies for distribution to each Lender requesting the same, original official tax receipts in respect of each payment of Taxes or Other Taxes required under this Section 5.05, within 30 days after the date such payment is made, and the Obligors shall promptly furnish to the Administrative Agent at its request or at the request of any Lender (through the Administrative Agent) any other information, documents and receipts that the Administrative Agent or such Lender may reasonably require to establish to its satisfaction that full and timely payment has been made of all Taxes and Other Taxes required to be paid under this Section 5.05.

     (e) Each Obligor represents and warrants to the Lenders and the Administrative Agent that, on and as of the date of this Agreement, none of this Agreement, any other Basic Document, or the execution or deliver), by any Obligor of this Agreement or any other Basic Document, is subject to any Taxes or Other Taxes, and no payment to be made by any Obligor under this Agreement is subject to any Taxes or Other Taxes, except for income taxes imposed at the rate of 4.90% on amounts payable by the Borrowers to the Lenders hereunder (other than principal of the Loans) required to be withheld and paid by the Borrowers for account of the Lenders.

     (f) Each Lender agrees to comply, to the extent reasonable and without material risk to it, at the Borrowers' expense, with any certification, identification, information, documentation or other reporting requirement if (i) such compliance is required by law, regulation or administrative practice of Mexico or an applicable income tax treaty to which Mexico is a party as a precondition to exemption from, or reduction in the rate of, deduction or withholding of, any Taxes or Other Taxes for which the Borrowers are required to pay additional amounts pursuant to Section 5.05(a) or 5.05(b) hereof, and (ii) at least 30 days prior to the date the Borrowers would be required to pay such additional amounts, the Borrowers shall have notified the Lenders that the Lenders will be required to comply with such requirement.

     (g) Each Lender shall use reasonable efforts (including reasonable efforts to change its Applicable Lending Office) to avoid the imposition of any Taxes or Other Taxes for which the Borrowers are required to pay additional amounts pursuant to Section 5.05(a) or 5.05(b) hereof if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     5.06 Compensation. The Borrowers jointly and severally agree to pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

          (a) any payment or mandatory or optional prepayment of a Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of an Interest Period for such Loan; or

          (b) any failure by any Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in
     Section 7 hereof to be satisfied) to borrow a Loan from such Lender on the date therefor specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, or not borrowed for the period from the date of such payment, prepayment, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

     Section 6.    Guarantee.

     6.01 The Guarantee. The Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrowers under this Agreement and under the Notes and by any Obligor under any of the other Basic Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantors hereby further jointly and severally agree that if a Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     6.02 Obligations Unconditional.  The obligations of the Guarantors under
Section 6.01 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrowers under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not after or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

          (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

          (iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Lender or the Administrative Agent exhaust any right, power of the remedy or proceed against the Borrowers under this Agreement or any other Basic Document or against any other Person under any guarantee of, or security for, any of the Guaranteed Obligations. For purposes of the aforesaid waiver by each Guarantor of any requirement that any right be exhausted or any action be taken against the Borrowers or any other guarantor or security prior to action by any Lender or the Administrative Agent against any Guarantor, each Guarantor also hereby expressly waives the benefits of orden excusion y division and of prior judgment, levy, execution and each other right provided for in Articles 2814, 2815, 2817, 2818, 2820, 2821, 2823, 2827, 2836, and 2837 of the Federal Civil
Code of Mexico, and the analogous Articles in the law of the states of Mexico, which articles are not reproduced herein by express declaration that the content of said Articles is known to such Guarantor. Therefore, each Guarantor hereby irrevocably and expressly waives its rights under, and the benefits of, articles 2846 and 2847 of the Federal Civil Code for Mexico and the analogous articles in the law of the states of Mexico. Each Guarantor also hereby irrevocably and expressly waives any requirement of judicial demand for payment, whether under
Article 2848 or 2849 of the Federal Civil Code for Mexico or otherwise. All such Articles are not reproduced herein by express declaration of the Guarantors that the content of said articles is known to them.

     6.03 Reinstatement. The obligations of the Guarantors under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable and documented costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     6.04 Subrogation. The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 6.01 hereof, whether by subrogation or otherwise, against the Borrowers or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

     6.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of said Section
6.0 1.

     6.06 Continuing Guarantee. The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

     Section 7.    Conditions Precedent.

     7.01 Initial Loan. The obligation of any Lender to make its initial Loan hereunder is subject to the conditions precedent that (i) such Loan (unless such Loan is made pursuant to a Post-closing Commitment) shall be made on or before February 28, 2001 and (ii) the Administrative Agent shall have received the following documents, each of which shall be satisfactory to the Administrative Agent in form and substance:

          (a)  Corporate Documents.  The following documents:

               (i) for each Obligor, a copy of the estatutos sociales (organizational documents), as amended and in effect, of such Obligor;

               (ii) for each Obligor, the powers of attorney granted by such Obligor authorizing the execution and delivery of such of the Basic Documents to which such Obligor is or is intended to be a party by the individuals named in such powers of attorney; and

               (iii) evidence that an extraordinary partners' meeting shall have taken place, approving the automatic conversion of the Subordinated Loans and the Closing Date Sub Debt into equity upon the occurrence of a bankruptcy or insolvency of, or suspension of payments proceedings with respect to, any of the Borrowers.

          (b) Officer's Certificate. A certificate of a senior officer of the Borrowers, dated the Closing Date, to the effect set forth in the first sentence of Section 7.02 hereof, together with a certificate of a senior financial officer of the Parent setting forth in reasonable detail the computations necessary to determine whether the Obligors are in compliance with Section 9.10, 9.11, 9.12 and 9.22 hereof as of the end of most recently ended fiscal quarter of the Parent.

          (c) Opinion of Mexican Counsel to the Obligors. An opinion, dated the Closing Date, of Kuri Brena, Sanchez Ugarte, Corcuera y Aznar, S.C., counsel to the Obligors, in form and substance satisfactory to each of the Lenders (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

          (d) Opinion of United States Counsel to the Obligors. An opinion, dated the Closing Date, of Sullivan & Worcester LLP, United States counsel to the Obligors, in form and substance satisfactory to each of the Lenders (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

          (e) Opinion of Special Mexican Counsel to TD Texas. An opinion, dated the Closing Date, of Jauregi, Navarrete, Nader y Rojas, S.C., special Mexican counsel to TD Texas, in form and substance satisfactory to each of the Lenders (and TD Texas hereby instructs such counsel to deliver such opinion to the Lenders).

          (f) Opinion of Special United States Counsel to TD Texas. An opinion, dated the Closing Date, of Mayer, Brown & Platt, special New York counsel to TD Texas, substantially in the form of Exhibit A hereto (and TD Texas hereby instructs such counsel to deliver such opinion to the Lenders).

          (g) Security Documents. Each of the Security Documents, duly executed and delivered by the parties thereto, together with evidence satisfactory to each of the Lenders that the Security Documents have duly created, and all actions have been duly taken to perfect, a Lien in favor of the Administrative Agent and the Lenders on substantially all of the Property of the Obligors as security for the obligations of the Obligors hereunder and under the Notes, subject to no equal or prior Lien.

          (h) SCT and Other Approvals. Each of the items described on Schedule VI hereto.

          (i) Copies of Documents. Certified copies of each of the TV Azteca Documents, the Unefon Documents and the Iusacell Documents.

          (j) Equity, Closing Date Sub Debt. Evidence satisfactory to the Administrative Agent that the Parent shall have received net cash proceeds from the issuance of its common equity and/or Closing Date Sub Debt to ATC (or any Wholly Owned Subsidiary of ATC) in an aggregate amount at least equal to U.S.$80,000,000, together with the Closing Date Sub Debt Subordination Agreement, duly executed and delivered.

          (k) Subordinated ATC Facility Documents. The Subordinated ATC Credit Agreement, duly executed and delivered by the Borrowers and the ATC Lender.

          (l) Process Agent. A written acceptance by the Process Agent of its appointment under Section 12.13(b) hereof, together with a duly notarized power of attorney granted by each Obligor to the Process Agent.

          (m) Insurance Report. A confirmation from an independent insurance broker acceptable to the Administrative Agent that the Obligors are in compliance with their obligations under Section 9.04 hereof.

          (n) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to TD Texas may reasonably request.

In addition, the obligation of any Lender to make its initial Loan hereunder is subject to the conditions precedent that (a) since December 31, 1999 there shall have been no material adverse change in the consolidated financial condition, operations, business or prospects of TV Azteca and its Subsidiaries (taken as a whole), (b) since December 31, 1999 there shall have been no material adverse change in the consolidated financial condition, operations, business or prospects of ATC and its Subsidiaries (taken as a whole), and (c) the Borrowers shall have paid to the Lenders and the Administrative Agent, no later than the date hereof, such fees as the Borrowers shall have agreed to pay to any Lender or the Administrative Agent in connection herewith.

     7.02 Initial and Subsequent Loans. The obligation of the Lenders to make any Loan to the Borrowers upon the occasion of each borrowing hereunder (including the initial borrowing) is subject to the following further conditions precedent:

          (a) Both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, no Default shall have occurred and be continuing;

          (b) Both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Obligors in Section 8 hereof, and by each Obligor in each of the other Basic Documents to which it is a party, shall be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if an), such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

          (c) The Administrative Agent shall have received, for the account of each Lender, such Lender's Note, duly completed and executed, for such Loan.

Each notice of borrowing by the Borrowers hereunder shall constitute a certification by the Borrowers to the effect set forth in Sections 7.02(a) and 7.02(b) hereof (both as of the date of such notice and, unless the Borrowers otherwise notify the Administrative Agent prior to the date of such borrowing, as of the date of such borrowing).

     Section 8. Representations and Warranties. Each of the Obligors represents and warrants to the Administrative Agent and the Lenders that:

     8.01 Corporate Existence. Each of the Obligors (a) is a corporation, partnership, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect.

     8.02 Financial Condition. The Obligors have heretofore furnished to each of the Lenders (a) the pro forma consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 1999, and (b) the consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at June 30, 2000 and the related consolidated and consolidating statements of income, retained earnings and cash flow of the Parent and its Subsidiaries for the fiscal quarter ended on said date. All such financial statements are complete and correct and fairly present the consolidated financial condition of the Parent and its Subsidiaries, and (in the case of said consolidating financial statements) the respective unconsolidated financial condition of the Parent and its Subsidiaries, as at said dates and the consolidated and unconsolidated results of their operations for the fiscal year and six-month period ended on said dates (subject, in the case of such financial statements as at June 30, 2000, to normal year-end audit adjustments) all in accordance with generally accepted accounting principles and practices in the United States of America applied on a consistent basis. None of the Obligors has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet as at said date. Since June 30, 2000, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Parent and its Subsidiaries from that set forth in said financial statements as at said date.

     8.03 Litigation. There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of any Obligor) threatened against any of the Obligors that, if adversely determined could (either individually or in the aggregate), could reasonably be expected to have a Material Adverse Effect.

     8.04 No Breach. None of the execution and delivery of this Agreement and the Notes, the other Basic Documents, the TV Azteca Documents, the Unefon Documents and the Iusacell Documents, the consummation of the transactions herein and therein contemplated and compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent (other than those described on Schedule VI hereto, each of which shall have been duly obtained and shall be in full force and effect on the Closing
Date) under, the estatutos sociales or other organizational documents of any Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which any of the Obligors is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of any of the Obligors pursuant to the terms of any such agreement or instrument.

     8.05 Action. Each Obligor has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Basic Documents, the TV Azteca Documents, the Unefon Documents and the Iusacell Decrements to which it is a party; the execution, delivery and performance by each Obligor of each of the Basic Documents, the TV Azteca Documents, the Unefon Documents and the Iusacell Decrements to which it is a party have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, each of the TV Azteca Documents, the Unefon Documents and the Iusacell Decrements has been duly and validly executed and delivered by each Obligor named therein as a party thereto and constitutes, and each of the Notes and the other Basic Documents in which any Obligor is named as a party thereto when executed and delivered by such Obligor (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against each Obligor in accordance with its terms.

     8.06 Approvals; Compliance with Laws.  Except for those described on
Schedule VI hereto (each of which shall have been duly obtained and shall be in full force and effect on the Closing Date), no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Obligor of any of the Basic Documents, the TV Azteca Documents, the Unefon Documents and the Iusacell Decrements to which it is a party or for the legality, validity or enforceability thereof Each of the Obligors is in compliance with its obligations under Section 9.03 hereof.

     8.07 Legal Form.   This Agreement is, and each other Basic Document upon
the execution and delivery thereof will be, in proper legal form under the law of Mexico for the enforcement thereof against each Obligor under such law, and if this Agreement and each other Basic Document were stated to be governed by such law, they would constitute legal, valid and binding obligations of each Obligor under such law, enforceable in accordance with their respective terms. Except for actions necessary to perfect the Lien on real property created by the Security Documents that is acquired after the Closing Date, all formalities required in Mexico for the validity and enforceability of this Agreement and each other Basic Document (including, without limitation, any necessary registration, recording or filing with any court or other authority in Mexico) will have been accomplished on or prior to the Closing Date, and no Taxes will be required to be paid and no notarization will be required (after giving effect to any notarization effected on or prior to the Closing Date), for the validity and enforceability thereof.

     8.08 Ranking. This Agreement and each other Basic Document and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of each Obligor and rank and, to the extent (if any) that such obligations are unsecured or undersecured, will at all times rank in right of payment and otherwise at least pari passu with all other unsecured Indebtedness of each Obligor, whether now existing or hereafter outstanding.

     8.09 Taxes. Each of the Obligors has filed all tax returns and reports that are required to be filed by it and has paid any taxes and governmental charges due and payable pursuant to such returns and reports or pursuant to any assessment received by such Obligor. The charges, accruals and reserves on the books of the Obligors in respect of taxes and other governmental charges are, in the opinion of the Obligors, adequate in accordance with GAAP.

     8.10 Commercial Activity; Absence of Immunity. Each Obligor is subject to civil and commercial law with respect to its obligations under each of the Basic Documents to which it is a party. The execution, delivery and performance by each Obligor of each Basic Document to which it is a party constitute private and commercial acts rather than public or governmental acts. None of the Obligors, nor any of their respective Properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of such Obligor under any of the Basic Documents to which it is a party.

     8.11 Material Agreements and Liens.

     (a) Part A of Schedule I hereto is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guaranteed by, any Obligor, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said
Schedule I.

     (b) Part B of Schedule I hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person and covering any Property of any Obligor, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule I.

     8.12 Subsidiaries, Etc.

     (a) Set forth in Part A of Schedule II hereto is a complete and correct list, as of the date hereof, of all of the Subsidiaries of the Parent, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and
(iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule II hereto, (x) the Parent and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule II hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

     (b) Set forth in Part B of Schedule II hereto is a complete and correct list, as of the date of this Agreement, of all Investments (other than Investments disclosed in Part A of said Schedule II hereto) held by the Parent or any of its Subsidiaries in an), Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule II hereto, each of the Parent and its Subsidiaries owns, free and clear of all Liens, all such Investments.

     8.13 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Obligors to the Administrative Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to any Obligor that could have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

     Section 9. Covenants of the Obligors. Each Obligor covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrowers hereunder:

     9.01 Financial Statements Etc.  The Obligors shall deliver to each of the
Lenders:

          (a) as soon as available and in any event within 45 days after the end of the first three quarterly fiscal period of each fiscal year of the Parent, consolidated and consolidating statements of income, retained earnings and cash flow of the Parent and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Parent, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its Subsidiaries, and said consolidating financial statements fairly present the respective individual unconsolidated financial condition and results of operations of the Parent and of each of its Subsidiaries, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

          (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, consolidated and consolidating statements of income, retained earnings and cash flow of the Parent and its Subsidiaries for such fiscal year and the related consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (i) in the case of said consolidated statements and balance sheet of the Parent, by an opinion thereon of independent certified public accountants of recognized international standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles in the United States of America, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default, and (ii) in the case of said consolidating statements and balance sheets, by a certificate of a senior financial officer of the Parent, which certificate shall state that said consolidating financial statements fairly present the respective individual unconsolidated financial condition and results of operations of the Parent and of each of its Subsidiaries, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year;

          (c) the following: (i) by no later than January 31 of each fiscal year of the Parent, the Parent's budget for such fiscal year, setting forth projected Capital Expenditures, Operating Cash Flow and other financial information for such fiscal year reasonably requested by the Administrative Agent, broken down by quarter, (ii) by no later than 45 days after the end of each fiscal quarter in each fiscal year, a statement, certified by a senior financial officer of the Parent, setting forth the Capital Expenditures, Operating Cash Flow and such other financial information for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, showing in comparative form the figures from the budget for such fiscal year delivered pursuant to Section 9.01(c)(i) hereof, and (iii) by no later than ten days after the making of any Subordinated ATC Loan, notice thereof (specifying the date made and the amount thereof);

          (d) promptly upon receipt thereof, copies of all reports submitted to any Obligor by independent certified public accountants in connection with each annual, interim or special review or audit of the financial statements of the Parent and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

          (e) no later than 15 days after the occurrence of a Default becomes known to any Obligor, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Obligors have taken or propose to take with respect thereto; and

          (f) from time to time such other information regarding the financial condition, operations, business or prospects of the Parent or any of its Subsidiaries as any Lender or the Administrative Agent may reasonably request.

The Obligors will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Parent (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Obligors have taken or propose to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Obligors are in compliance with Sections 9.10, 9.11, 9.12 and 9.22 hereof as of the end of the respective quarterly fiscal period or fiscal year.

     9.02 Litigation. The Obligors will promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting any Obligor, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect.

     9.03 Existence, Etc.  Each Obligor will:

          (a) except to the extent permitted by Section 9.05 hereof, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

          (b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental or regulatory authorities (including, without limitation, all environmental laws) if failure to comply with such requirements could (either individually or in the aggregate) have a Material Adverse Effect;

          (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP;

          (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

          (e) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles in the United States of America consistently applied; and

          (f) permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

     9.04 Insurance. Each Obligor will maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

     9.05 Prohibition of Fundamental Changes.

          (a) None of the Obligors will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

          (b) None of the Obligors will acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other Property to be sold or used in the ordinary course of business, Investments permitted under Section 9.08 hereof, and Capital Expenditures permitted under Section 9.12 hereof.

          (c) None of the Obligors will convey, sell, lease, transfer or otherwise dispose of (including, without limitation, in any sale lease-back transaction), in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding, (i) obsolete or worn-out Property, tools or equipment no longer used or useful in its business, and (ii) any inventory or other Property sold or disposed of in the ordinary course of business and on ordinary business terms).

Notwithstanding the foregoing provisions of this Section 9.05, (i) any Subsidiary of the Parent may be merged or consolidated with or into any other Subsidiary of the Parent, and (ii) any Subsidiary of the Parent may sell, lease, transfer or otherwise dispose of any or all of its Property to any other Subsidiary of the Parent.

     9.06 Limitation on Liens. No Obligor will create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

          (a) Liens created pursuant to the Security Documents;

          (b) Liens in existence on the date hereof and listed in Part B of
     Schedule I hereto;

          (c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent or the affected Subsidiaries, as the case may be, in accordance with GAAP;

          (d) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (e) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

          (f) easements, rights-of-way, restrictions, rights of lessees and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of any Obligor.

     9.07 Indebtedness. None of the Obligors will create, incur or suffer to exist any Indebtedness except:

          (a) Indebtedness to the Lenders hereunder;

          (b) the following Indebtedness:

              (i) prior to the Closing Date, Existing ATC Advances and the other Indebtedness listed in Part A of Schedule I hereto, and

              (ii) on and after the Closing Date, Closing Date Sub Debt and the other Indebtedness listed in Part A of Schedule I hereto (other than Existing ATC Advances);

          (c) Indebtedness consisting of Subordinated ATC Loans;

          (d) Indebtedness of an Obligor to another Obligor; and

          (e) additional Indebtedness of the Obligors up to but not exceeding U.S.$5,000,000 (or the equivalent thereof in other currencies) at any one time outstanding.

     9.08 Investments. No Obligor will make or permit to remain outstanding any Investments except:

          (a) Investments outstanding on the date hereof and identified in Part B of Schedule III hereto;

          (b) operating deposit accounts with banks;

          (c) Permitted Investments, and Investments required to be entered into pursuant to Section 9.19 hereof,

          (d) Investments by the Parent and its Subsidiaries in capital stock of, or other equity interests in, Subsidiaries of the Parent; and

          (e) additional Investments up to but not exceeding U.S.$5,000,000 in the aggregate.

     9.09 Dividend Payments; Management Fees; Etc. None of the Obligors will declare or make any Dividend Payment at any time (other than to the extent made on or prior to the Closing Date in respect of the Existing ATC Advances). None of the Obligors will pay any management or like fee to any Person at any time.

     9.10 Leverage Ratio. The Obligors will not permit the Leverage Ratio to exceed the following respective ratios at the following dates:

                         Date                               Ratio
                         ----                               -----

             December 31, 2000                            6.00 to 1

             March 31, 2001                               6.00 to 1

             June 30, 2001                                6.00 to 1

             September 30, 2001                           6.00 to 1

             December 31, 2001                            6.00 to 1

             March 31, 2002                               6.00 to 1

             June 30, 2002 and the last day of
             each fiscal quarter of the
             Parent thereafter                            5.00 to 1

     9.11 Interest Coverage Ratio. The Obligors will not permit the Interest Coverage Ratio to be less than the following respective ratios at the following dates:

                         Date                               Ratio
                         ----                               -----

             December 31, 2000                            1.50 to 1

             March 31, 2001                               1.50 to 1

             June 30, 2001                                1.50 to 1

             September 30, 2001                           1.75 to 1

             December 31, 2001                            1.75 to 1

             March 31, 2002  and the last day of
             each fiscal quarter of the
             Parent thereafter                            2.00 to 1


     9.12 Capital Expenditures. The Obligors will not permit the aggregate amount of Capital Expenditures to exceed the following respective amounts for the fiscal years ending on the following respective dates:

                  Fiscal Year Ending                             Amount
                  ------------------                             ------

                   December 31, 2001                         U.S.$35,000,000

                   December 31, 2002                         the sum of (x)
                                                          U.S.$5,000,000 plus
                                                         (y) an amount equal to
                                                          50% of the amount of
                                                          Capital Expenditures
                                                          permitted to be made
                                                           in the fiscal year
                                                         ending on December 31,
                                                          2001 but not so made

                   December 31, 2003                         the sum of (x)
                                                          U.S.$2,000,000 plus
                                                         (y) an amount equal to
                                                          50% of the amount of
                                                          Capital Expenditures
                                                          permitted to be made
                                                           in the fiscal year
                                                         ending on December 31,
                                                            2002 pursuant to
                                                          clause (x) above but
                                                               not so made


     9.13 Governmental Approvals. Each Obligor agrees that it will promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required for such Obligor to (a) comply with its obligations, and preserve its rights under, the Basic Documents, the TV Azteca Documents, the Unefon Documents and the Iusacell Documents, and (b) maintain the existence, priority and perfection of the Liens purported to be created under the Security Documents.

     9.14 Lines of Business. None of the Obligors will engage to any substantial extent in any line or lines of business activity other than the businesses engaged in by them on the date hereof.

     9.15 Transactions with Affiliates. Except as expressly permitted by this Agreement, no Obligor will, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Parent or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (y) the Obligors may enter into transactions (other than extensions of credit by any Obligor to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Obligors as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate.

     9.16 Use of Proceeds. The Borrowers will use the proceeds of the Loans hereunder solely (a) to repay Existing ATC Advances, (b) to finance the Obligors' obligations under the Unefon Documents, (c) to finance the Obligors' obligations under the Iusacell Documents, (d) to finance Capital Expenditures,
(e) to pay fees and expenses in connection with the transactions contemplated by this Agreement, and (f) for general corporate purposes (in each case in compliance with all applicable legal and regulatory requirements); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

     9.17  Certain Obligations Respecting Subsidiaries.

           (a) The Parent will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary (provided that up to 0.01% of the ownership interests in each such Subsidiary may be held by ATC or a Wholly Owned Subsidiary of ATC).

           (b) The Parent will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Parent (other than the Borrowers) are (i) Guarantors and, thereby, "Obligors" hereunder, and (ii) parties to the Security Documents. Without limiting the generality of the foregoing, in the event that the Parent or any of its Subsidiaries shall form or acquire any new Subsidiary, the Parent or the respective Subsidiary will cause such new Subsidiary to become a "Guarantor" (and, thereby, an "Obligor") hereunder, and to become a party to each applicable Security Document, pursuant to a written instrument in form and substance satisfactory to each Lender and the Administrative Agent, and to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 7.01 hereof upon the Closing Date or as any Lender or the Administrative Agent shall have requested.

     9.18 Modifications of Certain Documents. No Obligor will consent to any material modification, material supplement or material waiver of any of the provisions of any of the TV Azteca Documents, the Unefon Documents, the Iusacell Documents or the Subordinated ATC Facility Documents without the prior consent of the Administrative Agent (with the approval of Lenders holding at least 66-2/3% of the outstanding principal amount of the Loans), unless such modification, supplement or waiver is not detrimental to the interests of the Lenders hereunder. No Obligor will consent to any, modification, supplement or waiver of any of the provisions of any of the Closing Date Sub Debt Documents without the prior consent of the Administrative Agent (with the approval of the Majority Lenders).

     9.19 Interest Rate Protection Agreements. The Parent will, within 90 days after the Closing Date and at all times thereafter, maintain in full force and effect one or more Interest Rate Protection Agreements with one or more of the Lenders that effectively enables the Obligors (in a manner satisfactory to the Administrative Agent), as at any date, to protect themselves against three-month London interbank offered rates as to a notional amount at least equal to one-half of the aggregate outstanding principal amount of the Loans for a period of at least two years.

     9.20 Holding Company Status of Parent. The Parent will not at any time have any Indebtedness (other than Indebtedness hereunder and in respect of the Closing Date Sub Debt), own any Investments (other than those required to be entered into pursuant to Section 9.19 hereof and other than Permitted Investments) or other Property (other than the capital stock of its Subsidiaries or consisting of advances made to its Subsidiaries) or conduct any business (other than the business of holding the capital stock of its Subsidiaries, making advances to its Subsidiaries, and acting as a holding company).

     9.21 Payments in Respect of the Subordinated ATC Facility and the Closing Date Sub Debt. Neither the Parent nor any of its Subsidiaries (including, without limitation, the Borrowers) shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, the Subordinated ATC Loans or the Closing Date Sub Debt, except that, each time that a Post-closing Lender provides a Post-closing Commitment pursuant to Section 2.01(b) hereof the Borrowers shall prepay principal of (but not interest on) Subordinated ATC Loans in an aggregate amount equal to the amount of such Post-closing Commitment, provided that, at the time of such prepayment and after giving effect thereto, no Default would be continuing.

     9.22 U.S. Facility. At all times prior to the date that the aggregate amount of Loans made hereunder, together with the aggregate amount of Subordinated ATC Loans made under the Subordinated ATC Credit Agreement (other than any such Subordinated ATC Loans that are repaid pursuant to Section 9.21 hereof), is less than U.S.$140,000,000:

          (i) The Obligors shall cause the aggregate amount of loans that the ATC Lender may borrow under the U.S. Facility to be greater than or equal to the aggregate amount of the unused Subordinated ATC Facility Commitments, and

          (ii) The Obligors shall cause the ATC Lender to be permitted, under the terms of the U.S. Facility, to make Subordinated ATC Loans to the Borrowers.

     Section 10. Events of Default.   If one or more of the following events
(herein called "Events of Default") shall occur and be continuing:

          (a) Either of the Borrowers shall: (i) default in the payment of any principal of any Loan when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan, any fee or any other amount payable by it hereunder or under any other Basic Document when due and such default shall have continued unremedied for three or more Business Days; or

          (b) Any Obligor shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating U.S.$500,000 (or the equivalent in other currencies) or more, or in the payment when due of any amount under any Interest Rate Protection Agreement for a notional principal amount exceeding U.S.$500,000 (or the equivalent in other currencies); or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or

          (c) Any representation, warranty or certification made or deemed made herein or in any other Basic Document (or in any modification or supplement hereto or thereto) by any Obligor, or in any Subordinated ATC Facility Document by the ATC Lender, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d) Any Obligor shall default in the performance of any of its obligations under any of Sections 9.01 (e), 9.05, 9.06, 9.07, 9.08, 9.09,
     9.10, 9.11, 9.12, 9.13, 9.14, 9.17, 9.18, 9.19, 9.20 and 9.22 hereof, or any Obligor shall default in the performance of any of its obligations under any of the Security Documents; or any Obligor shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of 15 or more days after notice thereof to the Borrowers by the Administrative Agent or any Lender (through the Administrative Agent); or the ATC Lender shall default in the performance of any of its obligations under of the Subordinated ATC Facility Documents; or

          (e) Any Obligor, any TV Azteca Party, any Unefon Party, or any Iusacell Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) Any Obligor, any TV Azteca Party, any Unefon Party, or any Iusacell Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator, concilador, sindico or interventor of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a proceeding or case under the Mexican Ley de Concursos Mercantiles, or any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of the affected Obligor, TV Azteca Party, Unefon Party or Iusacell Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator, concilador, sindico, interventor or the like of such Obligor, TV Azteca Party, Unefon Party or Iusacell Party or of all or any substantial part of its Property, or (iii) similar relief in respect of such Obligor, TV Azteca Party, Unefon Party or Iusacell Party under the Mexican Ley de Concursos Mercantiles or any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or

          (h) A final judgment or judgments for the payment of money in excess of U.S.$500,000 (or the equivalent in other currencies) in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Obligor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and such Obligor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (i) A Change in Control shall occur; or

          (j) The Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien or valid transfer of ownership (as the case may be) on any material portion of the collateral intended to be covered thereby in favor of the Administrative Agent, free and clear of all other Liens, or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor, or by the ATC Lender (in the case of any Subordinated ATC Facility Document); or

          (k) Any license, consent, authorization, registration or approval at any time necessary to enable any Obligor to comply with any of its material obligations under this Agreement or any other Basic Document, or to enable any Obligor or any TV Azteca Party, any Unefon Party or any Iusacell Party to comply with its respective material obligations under the TV Azteca Documents, the Unefon Document or the Iusacell Documents shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial, in the opinion of the Majority Lenders, to the interests of the Lenders hereunder; or

          (l) Any of the following shall occur and shall be reasonably likely to have a Material Adverse Effect: (i) Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any Property of any Obligor (either with or without payment of compensation); (ii) any Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any of the broadcast communication towers that are the subject of the TV Azteca Documents, the Unefon Documents or the Iusacell Documents (either with or without payment of compensation); or (iii) any Obligor shall be prevented by any Governmental Authority from exercising normal control over all or a substantial party of its Property; or

          (m) A reasonable basis shall exist for the assertion against any of the Obligors of (or there shall have been asserted against any Obligor) claims or liabilities, whether accrued, absolute or contingent, based on or arising from, any statute or regulation in Mexico governing or regulating environmental liability or hazardous materials, which claims or liabilities, in the judgement of the Majority Lenders, are reasonably likely to be determined adversely to any Obligor, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

          (n) Any party to any TV Azteca Document, any Unefon Document or any Iusacell Document shall default in the performance of any of its material obligations thereunder; or any TV Azteca Document, any Unefon Document or any Iusacell Document shall be terminated or cancelled or shall no longer be in full force and effect; or

          (o) At any time prior to the date that the aggregate amount of Loans made hereunder, together with the aggregate amount of Subordinated ATC Loans made under the Subordinated ATC Credit Agreement (other than any such Subordinated ATC Loans that are repaid pursuant to Section 9.21 hereof), is less than U.S.$140,000,000, any of the following shall occur:

               (i) the ATC Lender shall breach any of its obligations under an of the Subordinated ATC Facility Documents, or

               (ii) the aggregate amount of the unused Subordinated ATC Facility Commitments that are available to be borrowed by the Borrowers shall be less than an amount equal to (x) U.S.$45,000,000 minus (y) the aggregate amount of Subordinated ATC Loans made, minus
          (z) the aggregate amount of Post-closing Commitments, or

               (iii) the aggregate amount of Loans made hereunder, together with the aggregate amount of Loans made under the Subordinated ATC Credit Agreement (other than any such Subordinated ATC Loans that are repaid pursuant to Section 9.21 hereof), shall be less than the following aggregate amounts on the following respective dates:

                  Date                     Aggregate Amount of Loans and
                                               Subordinated ATC Loans

           Closing Date                           U.S.$ 70,000,000

           December 31, 2001                      U.S.$110,000,000

           March 31, 2002                         U.S.$140,000,000;


THEREUPON: the Administrative Agent may, and, if so requested by the Majority Lenders, shall, by notice to the Borrowers, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

     Section 11. The Administrative Agent.

     11.01 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Administrative Agent to act as its Administrative Agent hereunder and under the other Basic Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Basic Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and a gents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Basic Documents, and shall not by reason of this Agreement or any other Basic Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by any Obligor or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Basic Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.

     11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, facsimile, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Basic Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders or, if provided herein, in accordance with the instructions given by all of the Lenders and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or an Obligor specifying such Default and stating, that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

     11.04 Rights as a Lender. With respect to its Commitments and the Loans made by it (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder, TD Texas shall have the same rights and powers hereunder as any other Lender and may exercise the same as though TD Texas were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include TD Texas in its individual capacity. TD Texas (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking or other business with the Obligors (and any of their Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and TD Texas and its affiliates may accept fees and other consideration from the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     11.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.03 hereof, but without limiting the obligations of the Borrowers under said Section 12.03) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this

Agreement or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrowers are obligated to pay under Section 12.03 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

     11.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Parent and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Basic Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Parent or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Parent or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

     11.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Basic Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     11.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers, the Administrative Agent may be removed at any time with or without cause by the Majority Lenders, and the Administrative Agent shall resign by giving notice thereof to the Lenders and the Borrowers if it (or one of its affiliates) shall no longer be a Lender. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent (which shall, so long as no Default is continuing, be reasonably acceptable to the Parent). If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a financial institution that has an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

     11.09 Agency Fee. So long as the Commitments are in effect and until payment in full of the principal of and interest on the Loans and all other amounts payable by the Borrowers hereunder, the Borrowers jointly and severally agree to pay to the Administrative Agent an agency fee, in an amount separately agreed between the Administrative Agent and the Borrowers, payable annually in advance commencing on the date of execution and delivery of this Agreement by all parties hereto and on each anniversary of such date. Such fee, once paid, shall be non-refundable.

     11.10 Consents under Other Basic Documents. Except as otherwise provided in Section 12.05 hereof with respect to this Agreement, the Administrative Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Basic Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release any material portion of the collateral or otherwise terminate any Lien under any Basic Document providing for collateral security over a material portion of the collateral, or agree to additional obligations being secured by such collateral security, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property that is the subject of a disposition of Property permitted hereunder or to which the Majority Lenders have consented.

     Section 12.    Miscellaneous.

     12.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     12.02 Notices. All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by facsimile), or, with respect to notices of borrowing given pursuant to Section 4.05 hereof, by telephone, confirmed in writing by facsimile by the close of business on the date the notice is given, delivered (or telephoned, as the case may be) to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (below the name of the Parent, in the case of either Borrower and any Guarantor); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

     12.03 Expenses. The Borrowers jointly and severally agree to pay or reimburse each of the Lenders and the Administrative Agent for:

            (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Mayer, Brown & Platt, special New York counsel TD Texas, and Jauregui, Navarrete, Nader y Rojas, S.C., special Mexican counsel to TD Texas) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the making of the Loans hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents (whether or not consummated);

            (b) all reasonable out-of-pocket costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 12.03; and

            (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein.

     12.04 Indemnification. The Borrowers jointly and severally hereby agree to indemnify the Administrative Agent and each Lender and their respective directors, officers, employees, attorneys and Administrative Agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Lender, whether or not the Administrative Agent or any Lender is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans hereunder or any actual or proposed use by either of the Borrowers or any other Obligor of the proceeds of any of the Loans hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

     12.05 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrowers, the Administrative Agent and the Majority Lenders, or by the Borrowers and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that:

            (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders: (i) except as provided in
     Section 2.01(b) hereof, increase, or extend the term of any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder (other than any prepayment pursuant to Section 2.09 hereof), (iii) reduce the amount of any such payment of principal (other than any prepayment pursuant to Section 2.09 hereof), (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the rights or obligations of the Borrowers to prepay Loans, (vi) alter the terms of this
     Section 12.05, (vii) modify the definition of the term "Majority Lenders", or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (viii) waive any of the conditions precedent set forth in Section 7.01 hereof, or (ix) release any Guarantor from its obligations under Section 6 hereof;

            (b) any modification or supplement of Section 11 hereof shall require the consent of the Administrative Agent; and

            (c) any modification or supplement of Section 6 hereof shall require the consent of each Guarantor.

     12.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.07  Assignments and Participations.

     (a) No Obligor may assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Administrative Agent.

     (b) Each Lender may assign any of its Loan, its Notes, and its Commitments (but only with the consent of the Borrowers and the Administrative Agent, such consents not to be unreasonably withheld or delayed); provided that
(i) no such consent by the Borrowers or the Administrative Agent shall be required in the case of any assignment to another Lender; (ii) any such partial assignment (other than an assignment pursuant to Section 2.01(b) hereof) shall be in an amount at least equal to U.S.$5,000,000; (iii) each such assignment by a Lender of its Loans, Notes or Commitments shall be made in such manner so that the same portion of its Loans, Notes and Commitments is assigned to the respective assignee; and (iv) at the time of such assignment, the assignee is registered with the Mexican Secretaria de Hacienda y Credito Publico for purposes of Article 154, Section 1, of the Mexican Ley de Impuesto Sobre la Renta (but only if such registration is required to avoid the imposition of income taxes in excess of the lowest applicable rate in effect at the time of such assignment on amounts payable by the Borrower to such assignee hereunder (other than principal of the Loans) required to be withheld and paid by the Borrowers for account of such assignee. Upon execution and delivery by the assignee to the Borrowers and the Administrative Agent of an instrument in writing pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the Commitments and Loans specified in such instrument, and upon consent thereto by the Borrowers and the Administrative Agent, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrowers and the Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitments and Loans (or portions thereof) assigned to it (in addition to the Commitments and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitments (or portion thereof) so assigned. Upon each such assignment (other than an assignment pursuant to Section 2.0l(b) hereof the assigning Lender shall pay the Administrative Agent an assignment fee of $3,500.

     (c) A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of any Loan held by it, or in any of its Commitments (provided that any such partial participation shall be in an amount at least equal to U.S.$5,000,000), in which event each purchaser of a participation (a "Participant") shall be entitled to the rights and benefits of the provisions of Section 9.01(f) hereof with respect to its participation in such Loan and Commitment as if (and the Borrowers shall be directly obligated to such Participant under such provisions as if) such Participant were a "Lender" for purposes of said Section, but, except as otherwise provided in Section 4.07(c) hereof, shall not have any other rights or benefits under this Agreement or any Note or any other Basic Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Borrowers to any Lender under Section 5 hereof in respect of a Loan held by it, and any of its Commitments, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loan and Commitment, and as if such Lender were funding each of such Loan and Commitment in the same way that it is funding the portion of such Loan and Commitment in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Basic Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to
(i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender's Commitments, (ii) extend the date fixed for the payment of principal of or interest on the Loan or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee, (v) alter the rights or obligations of the Borrowers to prepay the Loans or (vi) consent to any modification, supplement or waiver hereof or of any of the other Basic Documents to the extent that the same, under Section 11.10 or 12.05 hereof, requires the consent of each Lender.

     (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.07, any Lender may (without notice to the Borrowers, the Administrative Agent or any other Lender and without payment of any fee) (i) assign and pledge all or any portion of its Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank and (ii) assign all or any portion of its rights under this Agreement and its Loan and its Note to an affiliate. No such assignment shall release the assigning Lender from its obligations hereunder.

     (e) A Lender may furnish any information concerning the Parent or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

     (f) Anything in this Section 12.07 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Obligor or any Affiliate or Subsidiary of any Obligor without the prior consent of each Lender.

     12.08 Survival. The obligations of the Borrowers under Sections 5.01, 5.05, 5.06, 12.03 and 12.04 hereof, the obligations of each Guarantor under
Section 6.03 hereof, and the obligations of the Lenders under Section 11.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

     12.09 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     12.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     12.11 Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Obligors under this Agreement to make payment to (or for the account of a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Dollars payable to such Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 12.11 called the "judgment currency"), the rate of exchange that shall be applied shall be that at which in accordance with normal banking currency procedures the Administrative Agent could purchase such Dollars at its New York City office with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Obligors in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any Basic Document (in this Section 12.11 called an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each of the Obligors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

     12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, United States of America.

     12.13  Jurisdiction; Service of Process; Venue.

     (a) Each party hereto hereby agrees that any suit, action or proceeding with respect to this Agreement, any Note, any other Basic Document or any judgment entered by any court in respect of any thereof may be brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, or in the competent courts of such party's domicile, as the party commencing such suit, action or proceeding may elect in its sole discretion; and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts for the purpose of any suit, action, proceeding or judgment.

     (b) Each Obligor hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation, presently located at 111 Eighth Avenue, New York, New York 10011, United States of America (the "Process Agent"), and each Obligor hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to such Obligor shall not impair or affect the validity of such service or of an judgment based thereon. Each Obligor hereby further y irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Administrative Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto.

     (c) Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over any Obligor in such other jurisdictions, and in such manner, as may be permitted by applicable law.

     (d) Each Obligor hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Basic Document brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     (e) Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Administrative Agent or any Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by any Obligor relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Obligors shall take all measures necessary for any such action or proceeding commenced by the Administrative Agent or any Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by any Obligor.

     12.14 No Immunity. To the extent that any Obligor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Basic Document, to claim for itself or its Property any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Basic Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each of the Obligors hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable for purposes of such Act.

     12.15 Waiver of Jury Trial. EACH OF THE OBLIGORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     12.16 Use of English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language, or accompanied by a certified English translation thereof. Except in the case of laws of, or official communications of, Mexico, in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning, of the matters set forth therein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                           PARENT

                                           AMERICAN TOWER CORPORATION DE MEXICO,
                                           S. de R.L. de C.V.

                                           By: /s/ Justin D. Benincasa
                                               --------------------------------
                                               Name:  Justin D. Benincasa
                                               Title: Senior Vice President

                                           Address for Notices:

                                               116 Huntington Avenue
                                               Boston, Massachusetts 02111

                                           Attention: Joseph B. Winn
                                                      Chief Financial Officer

                                           Facsimile No.: (617) 375-7575

                                           Telephone No.: (617) 375-7514

                                     BORROWERS

                                     MATC HOLDINGS MEXICO, S. de R.L. de C.V.

                                     By: /s/ Justin D. Benincasa
                                         --------------------------------------
                                             Name:  Justin D. Benincasa
                                             Title: Senior Vice President

                                     MATC T.V. , S. de R.L. de C.V.

                                     By: /s/ Justin D. Benincasa
                                         --------------------------------------
                                             Name:  Justin D. Benincasa
                                             Title: Senior Vice President

                                     MATC DIGITAL, S. de R.L. de C.V.

                                     By: /s/ Justin D. Benincasa
                                         --------------------------------------
                                             Name:  Justin D. Benincasa
                                             Title: Senior Vice President

                                     MATC CELULAR, S. de R.L. de C.V.

                                     By: /s/ Justin D. Benincasa
                                         --------------------------------------
                                             Name:  Justin D. Benincasa
                                             Title: Senior Vice President

                                     MATC SERVICIO, S. de R.L. de C.V.

                                     By: /s/ Justin D. Benincasa
                                         --------------------------------------
                                             Name:  Justin D. Benincasa
                                             Title: Senior Vice President

Commitment                            LENDERS

U.S.$25,000,000                       THE TORONTO-DOMINION BANK

                                      By:     /s/ Jano Nixon Mott
                                         --------------------------
                                              Jano Nixon Mott
                                              Manager - Syndications and Credit

                                      Lending Office:

                                              909 Fannin Street, Suite 1700
                                              Houston, Texas 77010

                                      Address for Notices:

                                              909 Fannin Street, Suite 1700
                                              Houston, Texas 77010

                                      Attention:     Jano Nixon Mott

                                      Facsimile No.: (713) 951-9921

                                      Telephone No.: (713) 653-8231

Commitment:                           CREDIT SUISSE FIRST BOSTON

U.S.$25,000,000                       By:    /s/ David L. Sawyer
                                         -------------------------
                                      Name:  David L. Sawyer
                                      Title: Vice President

                                             /s/ Lalita Advani
                                      -------------------------
                                      Name:  Lalita Advani
                                      Title: Assistant Vice President

                                      Lending Office:

                                             Eleven Madison Avenue
                                             New York, New York 10010

                                      Address for Notices:

                                             Eleven Madison Avenue
                                             New York, New York 10010

                                      Attention:     Donald L. Sawyer

                                      Facsimile No.: (212) 325-8314

                                      Telephone No.: (212) 325-3641

Commitment:                        ROYAL BANK OF CANADA

U.S.$25,000,000                    By:    /s/ John M. Crawford
                                      ---------------------------
                                   Name:  John M. Crawford
                                   Title: Service Manager

                                   Lending Office:

                                          New York Branch
                                          One Liberty Plaza, 3/rd/ Floor
                                          New York, New York 10006-1404

                                   Address for Notices:

                                          New York Branch
                                          One Liberty Plaza, 3/rd/ Floor
                                          New York, New York 10006-1404

                                   Attention:     Manager, Loans Administration

                                   Facsimile No.: (212) 428-2372

                                   Telephone No.: (212) 428-6322

                                   With a copy to:

                                          New York Branch
                                          One Liberty Plaza, 3/rd/ Floor
                                          New York, New York 10006-1004

                                   Attention:     John Crawford

                                   Facsimile No.: (212) 428-6460

                                   Telephone No.: (212) 428-6261

Commitment:                                   THE BANK OF NOVA SCOTIA

U.S.$10,000,000                               By:  /s/ Paul A Weissenberger
                                                 --------------------------
                                                   Name:  Paul A. Weissenberger
                                                   Title: Director

                                              Lending Office:

                                                   One Liberty Plaza
                                                   New York, New York 10006

                                              Address for Notices:

                                                   One Liberty Plaza
                                                   New York, New York 10006

                                              Attention:     Paul Weissenberger

                                              Facsimile No.: (212) 225-5090

                                              Telephone No.: (212) 225-5095

Commitment:                                  LEHMAN BROTHERS BANKHAUS AG, LONDON
                                             BRANCH

U.S.$10,000,000                              By:  Signature Illegible
                                                -------------------------
                                                  Name:
                                                  Title: Loans Officer

                                             Lending Office:

                                                  1 Broadgate
                                                  London, EC2M 7HA

                                             Address for Notices:

                                                  1 Broadgate
                                                  London, EC2M 7HA

                                             Attention:

                                             Facsimile No.: 44-20-7260-3157

                                             Telephone No.: 44-20-7256-4262

                        ADMINISTRATIVE AGENT

                        TORONTO DOMINION (TEXAS), INC.,
                        as Administrative Agent

                        By:  /s/ Jano Nixon Mott
                           ------------------------
                             Name:  Jano Nixon Mott
                             Title: Vice President

                        Address for Notices to TD Texas as Administrative Agent:

                             909 Fannin Street, Suite 1700
                             Houston, Texas 77010

                        Attention:     Jano Nixon Mott

                        Facsimile No.: (713) 951-9921

                        Telephone No.: (713) 653-8231